Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in each Amendment No. 1 to the Registration Statement on Form S-3 to Form S-16 (Registration Nos. 2-62247 and 2-65638) and in each Registration Statement on Form S-3 (Registration Nos. 33-3027, 33-16674, 33-19035, 33-40196, 33-58741, 333-129292, 333-132143 and 333-157537) and in each Registration Statement on Form S-8 (Registration Nos. 33-21506, 33-40199, 33-37548, 33-28064, 33-15639, 33-61986, 33-51121, 333-26361, 333-32393, 333-84561, 333-52862, 333-62550, 333-67180, 333-67284, 333-124449 and 333-150457) of Ball Corporation of our report dated February 25, 2010 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado
February 25, 2010